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                          (letterhead of Ronald W. Lyon)



                                 (June 15, 2001)



Cap Rock Energy Corporation
500 West Wall Street, Suite 400
Midland, TX 79701


      Re:    Registration Statement on Form S-1 (File No. 333-53112)


Ladies and Gentlemen:

     I am the general counsel of Cap Rock Energy Corporation, a Texas corporation (the "Company"). I have been involved with the registration by the Company under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 4,725,000 shares of the Company's common stock, $.01 par value per share (the "Securities"). I have examined such documents and questions of law as I have deemed necessary to render the opinion expressed below.

     Based upon the foregoing, I am of the opinion that the Securities are duly authorized and, when issued as described in the above-referenced Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     The opinion expressed herein is based upon the laws of the State of Texas.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the prospectus that is a part of the Registration Statement under the caption "Legal Matters." In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                     Very truly yours,

                                     /s/ Ronald W. Lyon

                                     Ronald W. Lyon